UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported) March 12, 1998

                       CENTURY TELEPHONE ENTERPRISES, INC.
             (Exact name of Registrant as specified in its charter)

    Louisiana                       1-7784                      72-0651161
 (State or other                (Commission file               (IRS Employer
 jurisdiction of                    number)                 Identification No.)
 incorporation)

 100 Century Park Drive, Monroe, Louisiana                         71203
 (Address of principal executive offices)                       (Zip Code)

    Registrant's telephone number, including area code - (318)388-9000



Item 5.  Other Events

Execution of Ameritech Agreement
--------------------------------

    On March 12, 1998, Century Telephone Enterprises, Inc. ("Century") entered into definitive agreements to purchase from affiliates of Ameritech Corporation ("Ameritech") the assets of certain of Ameritech's local telephone and directory publishing operations in parts of northern and central Wisconsin. In exchange, Century has agreed to pay $225 million cash, subject to certain post-closing adjustments.

    The assets to be purchased include (i) approximately 85,000 access lines and related property and equipment comprising Ameritech's local exchange operations in 19 exchanges that serve approximately 68,000 customers in 21 predominantly rural communities in Wisconsin, (ii) Ameritech's directory publishing operations that relate to nine telephone directories serving such customers and (iii) approximately $4 million in net receivables. The assets to be conveyed will not include Ameritech's operations relating to the provision of intra- LATA toll service, calling card service, wholesale operator or directory assistance service, wireless service, security monitoring service or certain other equipment, maintenance, leasing and pay phone services not typically associated with local exchange operations. Century will not assume any liabilities of Ameritech other than those associated with contracts transferred in connection with the sale. The purchase price will be adjusted post-closing if the amount of net receivables acquired by Century are greater than $4 million or less than $3 million.

    Consummation of the transactions is subject to, among other things, (i) the receipt of approval from the Federal Communications Commission, (ii) the filing of notification reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (iii) various other customary closing conditions. Century and Ameritech also intend to review details of the transactions with the Public Service Commission of Wisconsin, as well as file new tariffs for the properties involved. Century has agreed to pay Ameritech $11.25 million if the transactions are not consummated under certain specified circumstances.

    Results of operations are not expected to be materially impacted during the first year subsequent to consummation of the transaction.

    Additional information regarding the acquisition is set forth in Century's press release announcing the transactions, which is filed as Exhibit 99.1 hereto.

Stock Split
-----------

    On March 31, 1998, the Company effected a three-for-two stock split in the form of a 50% stock dividend with respect to each share of the Company's common stock outstanding on March 10, 1998. In accordance with Section 11(n) of the Rights Agreement dated as of August 27, 1996 between the Company and the Rights Agent named therein, each Right shall hereinafter entitle the holder thereof to purchase, on the terms and conditions of the Rights Agreement, 1/150 of a Preference Share at a purchase price of $73.33 per 1/150 of a Preference Share. All capitalized terms used in this paragraph shall have the meanings ascribed to them in the Rights Agreement.

                                    SIGNATURE
                                   ---------
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  CENTURY TELEPHONE ENTERPRISES, INC.

                                  By: /s/ Murray H. Greer
                                  ----------------------------
                                         Murray H. Greer
                                          Controller

Date:  March 31, 1998